Exhibit 99.1

Atlantic Southern Financial Group, Inc. Reports Record Third Quarter Net Earnings

MACON, Ga., October 19, 2006 — Atlantic Southern Financial Group, Inc. (OTC Bulletin Board:  ASFN) today announced record financial results for the nine months ended September 30, 2006 and the third quarter of 2006.  Compared with the third quarter of 2005, the company achieved a 46% increase in net earnings and a 15% increase in diluted earnings per share.  All per share figures have been adjusted for the Company’s three-for-two stock split on September 30, 2005.

For the third quarter of 2006, net earnings increased to $1,678,000 compared to $1,152,000 a year earlier.  Diluted earnings per share increased to $.46 from $.40 a year ago.  Net earnings were $4,099,000 for the nine months ended September 30, 2006 compared to $2,644,000 for the nine months ended September 30, 2005.  Diluted earnings per share for the nine months ended September 30, 2006 increased to $1.26 from $.92 for the nine months ended September 30, 2005.

Mark Stevens, President & CEO, stated, “Our board remains committed to our original mission to enhance shareholder value and improve the quality of life in the markets we serve.  Our team of dedicated employees continues to deliver unmatched customer service and promote a ‘core of excellence’ standard.”

At September 30, 2006, total loans were $447.0 million, up $116 million or 35%, from December 31, 2005.  “As the real estate market eases, we continue to practice conservative credit underwriting.  Our credit administration function has recently been reorganized with an additional layer of strong credit management.  With the leveling of interest rates, our net interest margin may see some future compression, but loan demand remains strong in all of our markets.  Although still subject to regulatory and shareholder approval, we anticipate integrating our two acquisitions as we continue to look at new markets for expansion during the coming months.  Credit quality remains pristine, and our allowance for loan losses is well funded”, Stevens said.

The bank’s assets grew by 41% and ended the quarter at $546,557,000 compared to $388,710,000 at December 31, 2005.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates four banking locations in the middle Georgia markets of Macon and Warner Robins and two locations in the Savannah, Georgia market.  The company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.